

                                                     THE BEAR STEARNS COMPANIES INC.
                                    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                       EXHIBIT 12
                                                     (In thousands, except for ratio)

                         (Unaudited)     (Unaudited)
                         Five-Months     Five-Months      Fiscal Year    Fiscal Year    Fiscal Year    Fiscal Year      Fiscal Year
                           Ended            Ended            Ended         Ended           Ended          Ended            Ended
                     November 26,1999 November 27,1998  June 30, 1999  June 30, 1998  June 30, 1997   June 30, 1996    June 30, 1995
                        ------------------------------------------------------------------------------------------------------------
Earnings before taxes
    on income            $ 453,592        $ 189,728      $ 1,064,108     $ 1,063,492     $ 1,013,690       $ 834,926       $ 388,082
                        ----------      -----------      -----------    ------------   -------------   -------------   -------------

Add:   Fixed Charges
        Interest         1,531,787        1,650,885        3,379,914       3,638,513       2,551,364       1,981,171       1,678,515
        Interest factor
          in rents          12,783           12,870           31,363          30,130          26,516          25,672          24,594
                        -----------     -----------      -----------    ------------   -------------   -------------   -------------

    Total fixed charges  1,544,570        1,663,755        3,411,277       3,668,643       2,577,880       2,006,843       1,703,109
                        -----------     -----------      -----------    ------------   -------------   -------------   -------------

Earnings before fixed
   charges and taxes
   on income           $ 1,998,162      $ 1,853,483      $ 4,475,385     $ 4,732,135     $ 3,591,570     $ 2,841,769     $ 2,091,191
                        ===========     ===========      ===========    ============   =============   =============   =============

Ratio of earnings to
     fixed charges             1.3              1.1              1.3             1.3             1.4             1.4             1.2
                        ===========     ===========      ===========    ============   =============   =============   =============


